Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Granite Holdings S.a.r.l.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-74984; 333-111929; 333-163639; 333-179563; 333-182586 and 333-186934) of Pilgrim’s Pride Corporation of our report dated November 24, 2017, with respect to the consolidated balance sheet of Granite Holdings S.a.r.l. as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2016, which report appears in the Form 8-K/A of Pilgrims’ Pride Corporation dated November 24, 2017.
/s/ KPMG

Belfast, Northern Ireland
November 24, 2017